                                                    Exhibit 99.1



                           PRESS RELEASE


FOR IMMEDIATE RELEASE              Contact:  Peter J. Meier, CFO
                                   Phone:    (610) 359-6903
                                   Fax:      (610) 359-6906


     ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD
     QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND


Broomall, Pennsylvania. October 17, 2007 - Alliance Bancorp, Inc. of Pennsylvania (the "Company") (NASDAQ Global Market:
ALLB) announced today results for the quarter ended September 30, 2007. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on November 16, 2007 to the shareholders of record at the close of business on November 2, 2007.

The Company reported net income of $453,000 or $.06 per diluted share for the quarter ended September 30, 2007 as compared to $418,000 or $.06 per diluted share for the quarter ended September 30, 2006 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007). Net interest income decreased $25,000 or 0.9% to $2.6 million while other income increased $17,000 or 5.2% to $344,000 for the quarter ended September 30, 2007 as compared to the same period in 2006. Other expenses decreased $96,000 or 3.8% to $2.4 million and the provision for income taxes increased $33,000 for the quarter ended September 30, 2007 as compared to the same period in 2006. The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

For the nine months ended September 30, 2007, net income amounted to $1.3 million or $.18 per diluted share as compared to $1.1 million or $.15 per diluted share for the nine months ended September 30, 2006. Net interest income decreased $72,000 or 0.9% to $7.8 million and other income decreased $109,000 or 9.8% to $999,000. Other expenses decreased $482,000 or 6.1% to $7.4 million and the provision for income taxes increased $136,000 for the nine months ended September 30, 2007 as compared to the same period in 2006. The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other income was primarily due to prior-year gains on sale of other real estate owned. The decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that the "Company's strong capital position and profitability continue to afford the Board with the ability to enhance shareholder value through the payment of cash dividends. In addition, we are also pleased to announce that Alliance Bank is currently the largest community bank located in Delaware County, Pennsylvania as well as the sixth largest depository institution in Delaware County as reported by the FDIC in their recently released deposit share statistics as of June 30, 2007."

The Company's total assets increased $12.0 million or 2.9% to $422.3 million at September 30, 2007 as compared to $410.3 million at December 31, 2006. Investment securities increased $8.5 million or 14.4% to $67.8 million while mortgage-backed securities decreased $6.6 million or 15.2% to $37.0 million. Net loans receivable increased $11.0 million or 4.7% to $246.8 million at September 30, 2007. Customer deposits decreased $5.1 million or 1.5% to $328.7 million at September 30, 2007 from $333.8 million at December 31, 2006. Total stockholders' equity amounted to $50.3 million or 11.9% of total assets at September 30, 2007. Nonperforming assets decreased to $1.2 million or 0.3% of total assets at September 30, 2007 as compared to $1.6 million or 0.4% of total assets at December 31, 2006. The nonperforming assets at September 30, 2007 included $1.2 million in nonperforming loans substantially all of which were secured by single-family residential real estate. The allowance for loan losses was $2.8 million or 225.8% of nonperforming loans at September 30, 2007 as compared to $2.7 million or 174.4% at December 31, 2006.

The Company is the recently formed "mid-tier" holding company for Alliance Bank and is 55% owned by Alliance Mutual Holding Company and 45% owned by public shareholders. A principal reason for the formation of the Company was to facilitate the ability to repurchase shares without adverse tax consequences. The Company has continued its effort to request that the Office of Thrift Supervision ("OTS"), the Company's primary federal regulator, authorize the repurchase of up to 159,300 shares of common stock (4.9% of the shares held by the public) in the open market.
While the OTS has a general policy prohibiting the repurchase of shares within one year of formation of a new mutual holding company and subsidiary stock offering, the Company has asked that the one year restriction not be applied to its recent formation since Alliance Bank has operated in the mutual holding company structure for more than one year. No assurance can be given that the OTS will permit or authorize share repurchases by the Company within one year of its formation.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend'" "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.


                            # # # # #

                  ALLIANCE BANCORP, INC. OF PENNSYLVANIA

               UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share data)

                                 Three Months Ended      Nine Months Ended
                                    September 30,           September 30,
                                -------------------    --------------------
                                  2007         2006       2007       2006
                                -------     -------    -------    ---------
Interest income                 $6,210       $5,521    $18,227    $16,020
Interest expense                 3,566        2,852     10,411      8,132
                                -------     -------    -------    ---------
Net interest income              2,644        2,669      7,816      7,888
Provision for loan losses           35           15         75         45
Other income                       344          327        999      1,108
Other expenses                   2,437        2,533      7,369      7,851
                                -------     -------    -------    ---------
Income before income taxes         516          448      1,371      1,100
Income tax expense (benefit)        63           30        119        (17)
                                -------     -------    -------    ---------
Net income                      $  453       $  418    $ 1,252    $ 1,117
                                =======     =======    =======    =========

Basic earnings per share (1)     $0.06        $0.06      $0.18      $0.15
                                =======     =======    =======    =========

Diluted earnings per share (1)   $0.06        $0.06      $0.18      $0.15
                                =======     =======    =======    =========



(1) Prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007.

______________________________________________________________________________


                     UNAUDITED SELECTED FINANCIAL DATA
                             (In thousands)

                                                   Sept. 30,   Dec. 31,
                                                   --------------------
                                                     2007         2006
                                                   --------    --------
Total assets                                       $422,329    $410,350
Cash and cash equivalents                            47,904      48,282
Investment and mortgage-backed securities           104,808     102,940
Loans receivable - net                              246,788     235,761
Deposits                                            328,660     333,802
Borrowings                                           37,268      37,210
Total stockholders' equity                           50,253      33,500